UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FAR EAST ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

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The following press release was issued by Far East Energy Corporation:

FAR EAST ENERGY URGES VOTE FOR BOARD’S NOMINEES TO HELP

ASSURE FUTURE OF STOCKHOLDERS’ INVESTMENT

Calls for No Disruption as Critical Drilling Program Begins

HOUSTON, Texas December 12, 2006 — Far East Energy Corporation (OTC Bulletin Board: FEEC) said today that it has posted a letter to stockholders urging stockholders to vote for its Board nominees. In the letter, CEO and President Michael R. McElwrath said, “A vote for your Board of Director’s nominees can help assure the future of your investment.”

McElwrath also said that, “We need your vote to ensure that we move forward with no disruption to our drilling programs or to our critical relationships in China and the Chinese energy industry.”

The full text of the letter follows:

December 12, 2006

Dear Valued Stockholder:

On behalf of your Board of Directors, we urge you to vote the WHITE proxy card today. With the Annual Meeting of Stockholders to be held on December 15, your vote is very important. A vote for your Board of Director’s nominees can help assure the future of your investment. Drilling will be accelerated based upon what we believe is the strong potential of our high gas/high perm area. The complex engineering entailed demands the experience of our Board nominees who have actually delivered on hundreds of gas projects in their careers.

We need your vote to ensure that we move forward with no disruption to our drilling program or to our critical relationships in China and the Chinese energy industry.

Remember, your Board is aligned with you, the stockholder. The independent members of your Board of Directors do not receive any cash compensation. None. Their compensation consists only of options – which were granted at a $2.00 strike price.

The Board and your management team have the interests of all stockholders at heart. Now contrast that with the nominees of the Sofaer Group. Three of their four nominees do not own a single share of common stock in their own name. The 14.2% ownership cited in their recent statements is tied directly to the ownership of the voting block represented by the Sofaer Group. Yet the Sofaer Group, owning only 14.2%, is seeking control of your entire company. That, to us, exposes the work of a self-interested hedge fund, looking out for their interests only.

Our nominees are overwhelmingly independent, unlike those of Sofaer.

The Sofaer Group has once again tried to mislead you. In fact, our total drilling expenditures over the last year were significantly higher than the previous year. In a desperate attempt to show we cut back on drilling, they ignored the costs that were capitalized in accordance with generally accepted accounting principles. Those costs increased 54.6% compared to similar costs in the previous year.

We are proud of our record and we are excited about our discovery of an area of high permeability coupled with high gas content. And as we continue to move forward in our drilling and the dewatering process, we believe that we will build both near and long-term stockholder value.

We urge you to vote TODAY.

You may be able to vote by Internet or telephone. Please review your WHITE proxy card to see if those means are available. If so, this is the best way to ensure that your vote is received in time to be counted at the meeting. Please follow the instructions to vote FOR your Board’s nominees at the December 15, 2006 Annual Meeting of Stockholders.

Otherwise, please sign, date and return the WHITE proxy card FOR your Board’s nominees as soon as possible.

If you have any questions, or would like assistance in voting your shares, please contact the company that is helping us with this most important election, Innisfree M&A Incorporated, at 1.877.456.3442 or for international calls + 412.232.3651.

Thank you for your support.

Sincerely,

Michael R. McElwrath

President and CEO

Far East Energy Corporation encourages all stockholders to visit their Web site www.VoteFarEastEnergy.com to learn more about Far East Energy Corporation’s nominees and their plan to build stockholder value.

About Far East Energy

Based in Houston, Texas, with offices in Beijing, Kunming, and Taiyuan City, China, Far East Energy Corporation is focused on the acquisition of, and exploration for, coalbed methane in China through its agreements with ConocoPhillips and China United Coalbed Methane Corp. Ltd. (CUCBM).

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Far East Energy Corporation and its management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the preliminary nature of well data, including permeability and gas content, and commercial viability of the wells; risk and uncertainties associated with exploration, development and production of oil and gas; drilling and production risks; our lack of operating history; limited and potentially inadequate cash resources; expropriation and other risks associated with foreign operations; anticipated pipeline construction and transportation of gas; matters affecting the oil and gas industry generally; lack of availability of oil and gas field goods and services; environmental risks; changes in laws or regulations affecting our operations, as well as other risks described in our Annual Report on Form 10-K, Quarterly Reports filed on Form 10-Q, and subsequent filings with the Securities and Exchange Commission.

Contact:	Bill Conboy/Vice President CTA Integrated Communications Bill@ctaintegrated.com (303) 665-4200